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                                                                       EXHIBIT 8



                               December 18, 2000


Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, OH 45263


                         RE: Proxy Statement of Capital Holdings, Inc. and Prospectus of Fifth Third Bancorp

Dear Sirs:

     We have acted as counsel to Fifth Third Bancorp in connection with the Registration Statement on Form S-4, relating to the registration of 5,800,000 shares of Fifth Third Bancorp to be issued in the merger pursuant to the affiliation agreement by and between Fifth Third Bancorp and Capital Holdings, Inc. dated as of October 24, 2000.

     We hereby confirm that the opinions that we are required to give as a condition to the consummation of the merger of Capital Holdings, Inc. into Fifth Third Bancorp, as described in the Proxy Statement/Prospectus under the heading "Federal Income Tax Consequences", constitute our opinions with respect to certain material federal income tax consequences of the merger, subject to the assumptions described therein and assuming that we receive the representation letters referred to therein. This opinion is not intended to be the opinion that satisfies a condition to the consummation of the merger.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Proxy Statement/Prospectus constituting part of the Registration Statement.

                                        Very truly yours,

                                        Graydon Head & Ritchey LLP


                                        By: /s/ MARK E. SIMS
                                            ---------------------
                                            Mark E. Sims, Partner